Exhibit 10.1
SETTLEMENT AGREEMENT AND LIMITED WAIVER
          This Settlement Agreement and Limited Waiver (“Agreement”), effective as of July 15, 2008, is between American Medical Systems Holdings, Inc., a Delaware corporation, on its behalf and on behalf of all of its Affiliates (as defined in the Change in Control Agreement referenced herein) (collectively, and if the context requires, each individually, referred to herein as the “Company”), Galil Ltd., an Israeli corporation, and its Affiliates, including without limitation, Galil Medical, Inc., a Delaware corporation (collectively, and if the context requires, each individually, referred to herein as “Galil”), and Martin J. Emerson, an individual residing at 4659 Fable Hill Way North, Hugo, Minnesota 55038 (the “Executive”). The Company, Galil and the Executive are each individually referred to herein as a “Party” and collectively as the “Parties.”
          WHEREAS, the Executive was formerly employed by the Company until January 4, 2008, most recently as its President and Chief Executive Officer; and
          WHEREAS, the Company and the Executive are parties to: (1) a Change in Control Severance Agreement, dated April 2, 2007 (the “Change in Control Agreement”); (2) an Employment Agreement, dated April 26, 2004, as amended through January 4, 2008 (the “Employment Agreement”); and (3) a Confidential Separation Agreement, executed by the Executive on January 14, 2008 (the “Separation Agreement”); and
          WHEREAS, pursuant to the terms of the above-referenced agreements, the Executive remains bound by restrictive covenants in Sections 7(b) and 7(d) of the Employment Agreement and Section 6 of the Change in Control Agreement (the “Restrictive Covenants”), except as modified as stated in Sections 1 and 5 below; and
          WHEREAS, Galil wishes to continue to employ the Executive in an executive or senior management position and Executive wishes to continue to be employed by Galil; and
          WHEREAS, the Parties have a good faith dispute over whether, in the absence of this Agreement, the Executive’s employment with Galil in an executive or senior management position would place him in violation of Section 6(e) (Non-Competition) of the Change in Control Agreement; and
          WHEREAS, the Parties wish to define the terms and conditions upon which the Executive may continue his employment with Galil.
          NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	Limited Waiver of Non-Competition Provision. With respect to the Executive’s continued employment with Galil only, the Company hereby grants the Executive a limited waiver of Section 6(e) (Non-Competition) of the Change in Control Agreement solely for the purpose of allowing the Executive to continue his employment with Galil. Section 6(e) of the Change in Control Agreement and the other Restrictive Covenants remain in full force and effect for all other purposes, except as modified as stated in Section 5 below.
2.	Limited Mutual Release of Claims. For valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the Company, the Executive and Galil, for themselves and their employees, agents, affiliates, representatives, successors and assigns, forever and fully release and discharge one another of and from any and all actions, causes of action, claims or demands for damages, costs and attorney’s fees, or any other thing whatsoever on account of, or in any way growing out of, the hiring and employment of the Executive by Galil or the opposition of the Company to Galil’s hiring and employment of the Executive. This release does not apply to and does not affect any other rights or claims by any party against any other party, including without limitation trade secret claims, breach of confidential information covenants, or any party’s right to assert claims that are based on events occurring after this Agreement becomes effective.
3.	Payment by Galil. Galil hereby agrees to pay the Company Twenty-Five Thousand Dollars and no cents ($25,000) within ten (10) days after Galil’s execution of this Agreement.
4.	No Further Severance. The Executive hereby waives his right to receive any additional severance from the Company, beyond that which has been paid to Executive to the date of this Agreement, including without limitation, any unpaid severance provided for under the Employment Agreement, whether accrued or payable on or after the date hereof. The Executive will neither be requested nor required to repay any monies paid to him by the Company prior to the date of this agreement. The Company will have no obligation to reimburse the Executive for COBRA continuation coverage for any period after June 30, 2008.
5.	Agreement Not to Hire. From the date of this Agreement until January 4, 2010, Galil and the Executive each agree that they will not, directly or indirectly, hire, engage as a consultant, or induce to leave their employment with the Company, anyone who was, or is, employed by the Company at any time during the period from July 1, 2006 to and including January 4, 2010, nor assist any other person or entity in any such hiring, engagement or inducement. Galil and the Executive acknowledge that the Company’s employees are generally subject to non-compete agreements that would prevent them from accepting employment with, or otherwise providing services to, Galil for a period of two years after their employment with the Company terminates. The restrictions set forth in this Section 5 will not be applicable to any former employee of the Company who, at the time of hire or engagement by Galil, is no longer subject to his or her non-compete restrictions with the Company because the term of such non-compete agreement has expired.
6.	Acknowledgement of Reasonableness and Enforceability. The Executive acknowledges the legitimate Company interests which the Restrictive Covenants were designed to protect. The Executive further agrees that the Restrictive Covenants are reasonable in their scope and duration, and are supported by adequate consideration, including but not limited to the benefits contained in the Change in Control Agreement and the Separation Agreement. The Executive agrees that he will fully comply with the Restrictive Covenants in accordance with their terms, except as modified as stated in Section 5 above. Subject to the limited waiver set forth in Section 1 above, any terms of the Change in Control Agreement and the Employment Agreement that by their terms or clear intent are to survive termination of the Change in Control Agreement or the Employment Agreement, including but not limited to the Restrictive Covenants, will survive in accordance with their terms, except as modified as stated in Section 5 above. The Executive and the Company agree and acknowledge that the Restrictive Period, as defined in Section 6 of the Change in Control Agreement, begins on January 4, 2008 and ends on January 4, 2010.

7.	Royalty Payments.
a.	Percentage Royalty. If Galil or any Galil affiliate first sells a Covered Product within five years of the date of this Agreement, Galil or such Galil affiliate shall pay to the Company, or its designee, a royalty equal to 1.5% of Net Sales of any Covered Product sold during the five-year period commencing on the date of the first commercial sale of such Covered Product by Galil or an affiliate. Royalty payments will be made quarterly, with payment due within thirty (30) days after the end of each calendar quarter and will be accompanied by a reasonably detailed report setting forth the royalty calculations for the quarter to which the payment relates. The Company will keep confidential the contents of all such reports. For purposes of this Agreement:
i.	“Covered Products” means any product or device, or component thereof, including cryo units and disposable probes, that is developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale by Galil for the treatment of menorraghia, whether or not such product, device or component thereof is indicated or approved for the treatment of menorraghia. “Covered Products” does not include: (1) any products that are developed and marketed for the interstitial treatment of fibroids; (2) any endometrial ablation products developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale for the treatment of menorraghia by a company that acquires Galil and which products said acquiring company developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale, before such acquisition; or (3) any endometrial ablation products developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale for the treatment of menorraghia by a company that is acquired by Galil after July 1, 2010, and which products said acquired company developed, designed, modified, improved, manufactured, used, imported, sold or offered for sale, before such acquisition.

ii.	“Net Sales” means Galil’s properly recognized consolidated aggregate net sales of the Covered Products during the royalty period, calculated in accordance with generally accepted accounting principles in the U.S.A. consistently applied by Galil in accordance with its audited revenue recognition policies.
b.	Audit Rights. Galil agrees to keep complete and accurate books of account and records covering all transactions relating to this Section 6, including technical records which will enable the Company to determine which products of Galil constitute Covered Products. Such books and records shall be kept at Galil’s principal place of business for at least three (3) years after the end of the annual period to which they pertain. No more than once annually, during reasonable business hours, upon prior notice, and without undue interruption of the business and operations of Galil, the Company will have the right to engage an independent certified public accountant to audit such reports and related records solely for purposes of verifying Galil’s compliance with this Section 6, provided that such accountant has signed a nondisclosure agreement with Galil prohibiting such accountant from disclosing any information obtained in connection with the audit, other than disclosing to the Company the amount of any over-calculation or under-calculation by Galil of payments due to the Company. Such right shall not, however, include the right to re-audit books and records previously audited. Galil will provide reasonable cooperation in connection with any such audit, including but not limited to providing copies, back-up documents, and persons to explain any documents or procedures. If any valid audit indicates the payments due the Company have been under calculated by Galil by five percent or more, then Galil shall promptly reimburse the Company for all reasonable costs incurred in connection with the audit.

c.	No License Granted. The Parties agree and acknowledge that the Company is not granting to Galil or the Executive a license or right to any of the Company’s patents, patent applications, trade secrets or other intellectual property and that the royalty payments contemplated by this Section 6 are based on the Executive’s general knowledge of and experience in the markets in which the Company and Galil conduct business.

8.	Mutual Non-Disparagement. The Executive agrees not to disparage or communicate any derogatory information, whether oral or written, about the Company or any officer or director of the Company and will not induce, incite, or encourage others to disparage or communicate any derogatory information, whether oral or written, about the Company or any officer or director of the Company. Reciprocally, each officer and director of the Company agrees not to disparage or communicate any derogatory information, whether oral or written, about the Executive and will not induce, incite, or encourage others to disparage or communicate any derogatory information, whether oral or written, about the Executive. Nothing contained in this Section shall preclude the Parties from giving truthful testimony in response to any lawful subpoena or any other form of legal process.
9.	Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.
10.	Entire Agreement. To the extent not inconsistent with this Agreement, the Company and the Executive remain bound by the terms of Change in Control Agreement, the Employment Agreement, and the Separation Agreement referenced above, the surviving provisions of which do and will continue in full force and effect. Subject to these exceptions, this Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including all such agreements, arrangements and understandings between the Parties and all other agreements, certificates, and documents executed or delivered in connection therewith to the extent inconsistent with the terms herein.
11.	Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Parties.
12.	Amendments. The Parties may only amend, modify or supplement this Agreement in writing signed by each of the Parties.
13.	Severability. All agreements and covenants contained herein are severable. In the event that any of them are held to be invalid by any competent court, then (a) the remaining terms and provisions hereof will be unimpaired, and (b) the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
14.	Authority. Each Party warrants to the other Parties that it has full right, power, legal capacity and authority to enter into and perform this Agreement.
15.	Choice of Law/Venue. This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. If either party brings a legal action pursuant to this Agreement including, but not limited to, an action to enforce its terms, or to challenge its validity, such legal action shall be properly filed in U.S. District Court in the District of Minnesota or Minnesota State District Court in Hennepin County, Minnesota.
16.	Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
17.	Expenses. Each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:

Name:
Title:

GALIL MEDICAL, INC.

By:

Name:
Title:

EXECUTIVE

Martin J. Emerson